MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   Operator Ladies and gentlemen, thank you for standing by. Welcome to the Q2 Fiscal Year ’20 Maximus Earnings Conference Call. At this time, participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. To ask a question during the session, you’ll need to press star, then one on your telephone. If you require any further assistance, please press star, zero. I would now like to hand the conference over to your speaker today, Lisa Miles, Senior Vice President of Investor Relations. Thank you. Please go ahead. Lisa Miles Good morning and thank you for joining us today. With me is Bruce Caswell, President and Chief Executive Officer, and Rick Nadeau, Chief Financial Officer. I would like to highlight that a presentation is available on the Investor Relations page of maximus.com if you would like to follow along with today's prepared remarks. I would like to remind everyone that a number of statements being made today will be forward- looking in nature. Please remember that such statements are only predictions. Actual events and results may differ materially as a result of the risks we face, including those discussed in Exhibit 99.1 of our SEC filings. We encourage you to review the information contained in our earnings release today and our most recent forms 10-Q and 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances except as required by law. Today's presentation may contain non-GAAP financial information. Management uses this information in its internal analysis of results, and we believe this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. For a reconciliation of the non-GAAP measures presented in this document, please see the Company's most recent quarterly earnings press release. With that, I'll hand the call over to Rick. Rick Nadeau Thank you, Lisa. First, let me say that since the COVID-19 pandemic, Bruce and I have never been prouder to lead an organization with such heart, dedication, ingenuity, and collaboration at all levels. Underscoring the critical nature of our work, many of our core program operations in the United States and abroad have been deemed essential to ensure that vital government programs continue to operate and citizens continue to receive critical assistance at a time when the need for healthcare and safety-net programs is rising. The entire Maximus team has met this challenge and work tirelessly to ensure that we continue to support citizens during this unprecedented health pandemic. Our employees are accomplishing extraordinary things during the COVID-19 pandemic. Bruce will discuss in greater detail, but I would like to highlight some important accomplishments. First and foremost, we implemented robust pay leave options to ensure the safety and well-being of those employees who experienced COVID-19 related absence. We mandated social distancing across all Corrected Transcript  Page 1 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   operations, significantly enhanced our sanitation measures, and most importantly, we continued to transition more employees to work from home. Outside the United States, we have partnered with government in the United Kingdom to redeploy some of our healthcare professionals directly into the National Health Service, as well as case management and administrative staff into the department for work and pensions to provide vital frontline support. Our priority has been the health and safety of our employees and ensuring that we can continue to support our government clients in whatever model that takes, as demand for government services surges. No one can predict with certainty the scale or length of disruption from the COVID-19 pandemic, or how deep and severe the economic impacts will be. We completed our normal bottoms-up quarterly review in April and are reinstating guidance for fiscal 2020. We think it is important to give our investors a sense of our current expectations for the fiscal year. Please note, however, that our actual results could vary from the guidance due to numerous factors, including a worsening of the pandemic, erosion due to budgetary pressures, additional steps taken by federal, provincial, state or local governments to restrict business operations or limit office occupancy, delayed or missed payments by customers, or supply chain disruptions affecting IT or safety equipment. The ranges we have used are wider than typical at the midpoint of the year and reflect the increased risk and variability we face. It is possible that actual results could vary materially from our current expectations. We anticipate that fiscal 2020 revenue will range between $3.15 billion to $3.25 billion and diluted earnings per share to range between $2.95 and $3.15 per share. Cash from operations is now expected to range between $250 million and $300 million and free cash flow between $200 million and $250 million. While we feel comfortable with this cash flow range, I will point out that delays and collections of receivables can cause significant variations at year-end. For the remainder of the fiscal year, we anticipate continued disruption across all segments with some offsetting favorability from new work. This disruption is expected to be most pronounced in our outside the U.S. segment. We expect some positive impacts in the two U.S. segments from opportunities that in some cases we have won and in other cases are pursuing. Bruce will provide more detail in his remarks. Let me touch on second quarter results., COVID-19 impacts, as well as the challenges and opportunities that lay ahead. Revenue for the second quarter of fiscal 2020 totaled $818.1 million, which included the full ramp-up of the census contract in the U.S. Federal Services segment. Total Company operating margin was 4.6% and diluted earnings per share were $0.43, reflecting two substantial impacts in the quarter. First, we had a pandemic related write-down of approximately $24 million or $0.28 per share related to the decline in estimates for future period outcomes-based payments on welfare to work programs in the United Kingdom and Australia. Second, a change order for approximately $9 million or $0.11 per share was signed after quarter- end in the U.S. health and human services segment. The related costs were incurred in the first two quarters of fiscal 2020, but the revenue will be recognized in the third quarter which falls to the bottom line in that period. Corrected Transcript  Page 2 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   I will now review the segments. Second quarter revenue for the U.S. Health and Human Services segment increased 6.2% over the prior year and all growth was organic, resulting from now contracts and the expansion of existing work. Both revenue and the 15.0% operating margin were tempered largely by the change order previously discussed. The COVID-19 pandemic impacted the last three weeks of March 2020. Disruption to our U.S. Health and Human Services business has varied as local and state governments imposed different working requirements, designed to ensure worker safety, leading us to, in some cases, manage through temporary site closures. To address social distancing requirements in our call centers, our work-from-home capabilities were scaled at a rapid pace to enable continued support of essential services and to meet deliverables on the predominantly performance-based contracts in this segment. Our current assumptions indicate economics for this segment will continue to experience minor disruption and we expect an operating margin between 17% and 18% for the full year. Looking ahead, not only have the Maximus operational teams been able to manage core operations in an ever-evolving environment, they have also taken on new work associated with unemployment insurance and a variety of COVID-related work. Further, the business development teams have launched rapid action plans to help states address needs, resources, and gaps with support services. Revenue for the second quarter of fiscal 2020 in the U.S. Federal Services segment increased to $393.4 million. All growth in this segment was organic. Excluding the citizen engagement centers contracts, organic growth was 6.7% driven by new work and growth on existing contracts. The operating margin for this segment in the second quarter of fiscal 2020 was 7.7% which was tempered by unfavorable impacts from the COVID-19 pandemic on performance-based work and ongoing investments in business development. The majority of revenue in this segment is generated by cost-plus contracts which means that we can recover certain COVID-related costs, such as increased facility cleaning incurred on these contracts. The census contract is now approaching its peak level of operations and delivered approximately $140 million of revenue in the second quarter, yielding year-to-date revenue of approximately $210 million. The teams have continued to solve unique challenges for our clients and our census contract is no exception. We implemented operational changes to ensure that our support is available to citizens so that they can complete their census questionnaires, and we will continue providing assistance through the Census Bureau’s extended response period which now ends October 31. As a result, our contract has expanded to support the new deadline and we now estimate that the census contract will deliver between $430 million and $450 million for the full year. This is an increase from our previously expected revenue of $360 million in fiscal 2020 from this contract. The economics of this segment are largely intact through fiscal 2020. The U.S. Federal Services segment is estimated to deliver a full-year operating margin between 8% and 9%, resulting from a slightly greater mix of cost-plus work than previously anticipated, as well as our continued investment in both business development and technical capability. The COVID-19 pandemic has had the most pronounced effect on our outside the U.S. segment. Second quarter revenue was $116.0 million, and the segment had a loss of $26.7 million. As a reminder, this segment has several significant performance-based contracts, where payments were tied directly to job seeker outcomes with the primary goal of placing individuals into long-term Corrected Transcript  Page 3 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   sustained employment to achieve economic independence. Revenue is recognized based on our estimate of the number of individuals who we anticipate reaching these milestones. As a result of the pandemic, we reduced our estimates of those job seekers who were likely to achieve employment outcomes. The accounting rules require us to record our best estimate of the future outcomes and therefore the impact of those re-estimates, immediately. This resulted in a pandemic-related write-down of approximately $24 million or $0.28 per share, related to a decline in estimates for future period outcomes-based payments on welfare-to-work programs in the United Kingdom and Australia. Although we are continuing to serve as participants in these programs where we can, many participants have underlying health conditions which require them to self-isolate at home and the pool of available employment opportunities is currently significantly lower than before. The remainder of fiscal 2020 is expected to experience impacts from the COVID-19 pandemic related to our HAAS contract in the U.K. While our face-to-face assessments work is currently suspended, we are working to introduce telephone assessments and continuing to process paper- based assessments. We are proud to partner with government to be a part of the solution to this worldwide health crisis. In the last few weeks, many of our healthcare professionals have volunteered to be seconded to the National Health Service. We will act in an agency capacity for those employees on secondment and will receive reimbursement of most of our costs, but we will not earn revenue or profit. This segment is expected to end the full year in an operating loss position. To give you more color, we expect the fourth quarter for this segment to come in a little below breakeven. Our objective is for progressive improvement in the third quarter with an aim to cut the second quarter loss in half. Looking ahead, we are starting to see new opportunities develop to address the significant impact of the pandemic on global labor markets. In fiscal 2021 and beyond, we anticipate we will see an expanded need for our services, as we help our governments expand and adapt their employments programs to cope with widespread unemployment. In the U.K., we are in the process of transitioning some of our outcomes-based employment services contracts that are currently in a loss position to cost recovery contracts, which should provide considerably more stability and flexibility. We expect these contract changes will be temporary as we work with the Department on transitioning to a new model with rising unemployment. Turning to the balance sheet, we finished the second quarter with cash and cash equivalents of approximately $126 million. Cash provided by operations was $22 million, free cash flow was $13.4 million in the quarter. Second quarter cash provided by operations was tempered by a combination of lower income and a higher proportion of income taxes paid in the quarter order, and accounts receivable grew in the first half of the fiscal year 2020 due to increased revenue levels. DSOs were 72 days. We are continuing to monitor collections closely and I would like to point out that one day of DSO is roughly $9 million of receivables, which directly impacts estimated cash provided by operations and free cash flow. We entered the COVID-19 pandemic with a strong balance sheet and a resolve to manage liquidity and maintain flexibility. While we face uncertainties, including state budgetary pressures, payments to date from our customers have continued without disruption. Our historical experience during economic downturns is that our designation as an essential service provider in the United States puts us in a favorable position in working with our clients on invoicing and payments. Corrected Transcript  Page 4 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   However, we recognize that our customers are experiencing significant disruption to their tax receipts. We will continue to manage the Company in a conservative manner. Going forward, the Management team and the Board of Directors intend to take a prudent and constructive approach to cash deployment over the coming months. Currently, we do not anticipate a disruption to our future quarterly cash dividends. Our quarterly 10B51 share purchase plan expired naturally in March when the cap embedded in the program was met. We have paused share purchases and significant M&A activity until we see an easing of the uncertainties resulting from the COVID-19 pandemic. We continue to work on smaller tuck-in transactions that will support future organic growth in a meaningful way. Bruce and I are optimistic that Maximus will emerge from this disruption as a stronger company. We have been able to demonstrate that we can navigate, innovate, and showcase our operational effectiveness during challenging events while continuing to support the most vulnerable populations and protecting our work force during this world crisis. We believe that our efforts over the past two months have further cemented our position as trusted, reliable partner that brings scale, talent and real business solutions to bear. With that, I will hand the call over to Bruce. Bruce Caswell Thank you, Rick, and good morning, everyone. Like Rick, I could not be more proud of our employees' efforts during these unprecedented times. COVID-19 is a global pandemic that impacts all of us. We're working around the clock to ensure we protect our employees while still serving government and the vulnerable populations who rely on health and human services programs we operate, a demand which is only increasing under the impacts of this pandemic. In mid-March, we rapidly developed a response to fast moving COVID-19 challenges and implemented new policies, emphasizing paid sick leave, social distancing, and significantly enhanced cleaning regiments to keep our employees safe and healthy. The slide in my presentation illustrates many of the protections and resources we have provided. I'll touch on some of the most salient actions taken in my remarks. If you hover over each box, additional details will be highlighted for each initiative. As part of our efforts, we're following the more restricted recommendations outlined in the federal Families First Coronavirus Response Act. In some cases, we’re exceeding that. While the Act does not apply to Maximus because we have more than 500 employees, we felt it provided a good benchmark for supporting and safeguarding our employees. Our income continuity plans are fully funded by Maximus and cover a variety of scenarios, including quarantine, childcare, government-mandated restrictions, office closure, and employees who are in high-risk categories. Under these leave options, an employee's health insurance is also protected. We are not requiring them to take their accrued paid time off, or PTO, in order to access these leave options. We also realize that employees' stress and anxiety is heightened during this time. Balancing the strains of normal life during the crisis has been difficult for us all. Consistent, frequent and transparent communications to our staff remain vital. To further support our team members, we’ve launched topical videos from our Chief Medical Officer, mental health seminars, virtual development and training classes, as well as wellness apps, such as Headspace and Wellbeats. Moving on to the next slide. One of the most impressive things we've done is the systematic and ongoing transition of employees to work from home. This has been a heroic effort in procuring new Corrected Transcript  Page 5 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   equipment, increasing network capacity, and deploying new services, all while keeping operations running to meet program needs. There are significant IT challenges in transitioning to a work from home model, ranging from information security and privacy requirements, to ensuring continuity of services. Many government programs were never designed to be carried out in a remote environment, presenting high hurdles to immediately enable a remote workforce. This transition is also taking place during a pandemic-driven global IT equipment supply chain shortage. Equipment such as laptops and headsets are imperative for our customer service representatives to effectively serve citizens. But we've been working diligently with suppliers and have made great progress. Maximus has also been able to overcome these challenges by capitalizing on the strategic investments we've made in our IT infrastructure, including emerging technologies such as secure remote network platforms and cloud-based omnichannel telephony environments. For example, we leveraged our planned migration to Amazon Web Services, or AWS, to provision nearly 9,000 secure agent desktops through the Amazon WorkSpaces as a service model, thus far, in addition to approximately 7,500 VPN connection users. Our ability to deploy HIPAA-compliant work from home capabilities enables us to maintain operational continuity and assist program participants remotely for more complex services, including clinical and social assessments required to access important government benefits and services. Most importantly, we believe we're forging a path forward for government services longer term. The pandemic offers us a unique opportunity to test and learn new models with full support from our clients. It gives us the opportunity to trial new ways of serving and engaging citizens, who, now more than ever, need access to vital services. We also gain an entirely new dataset related to citizen engagement, channel preferences and agent performance, which enables us to optimize this model. This also allows us long-term to evaluate the optimal environment for each individual employee. While not every employee is best matched to a remote work environment, the results of early pilots indicate no statistically significant reduction in agent performance on the contracts being measured. This type of robust data will be meaningful in solutioning new delivery methods. As we move into the next phase of this pandemic, we believe one of the most important ways to safeguard employees, keep operations running, and ensure citizens can access the services they need is to implement an employee wellness check before and during their workday. Our digital team developed a health assessment mobile application called Clear to Work. An employee will use the app before coming to work each day. The app takes them through a series of questions, including a self-administered temperature check. The app either clears an employee to come to work or instructs them to stay at home that day. If the employee is cleared, they’re given a time-limited digital credential to show when they arrive at work and then complete a second temperature check during their day. The app was developed and implemented in roughly two weeks and is being systematically deployed across operational sites in the United States. We will review other geographic rollouts based on local health guidance requirements. In concert with this, we’ve also implemented a mandatory face covering policy across our U.S. operations while ensuring our sourcing approach protects supplies to frontline health professionals. While we've talked about the operational disruptions and how we're tackling those, I've been pleased at how our teams have responded to the calls for support from our clients as they rapidly design and procure solutions to address the pandemic. Our ability to quickly pivot has underscored the resilience of our business model and our position as a trusted partner to governments worldwide. Over the last four weeks, we've been helping our clients solve real challenges of rising caseloads Corrected Transcript  Page 6 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   and reduced resources. To this end, we've won a number of COVID-related contracts, as well as new work associated with rising unemployment. Let’s start with our federal team. As you may recall, Maximus was already supporting the CDC's information line. At the beginning of the pandemic, the CDC requested that Maximus provide bilingual support for COVID-19 phone lines and e-mails. This 24/7 coverage began with 50 agents and has grown to 250, plus more than 40 nurses. Our most recent statistics show that we’re responding to more than 16,000 calls and 2,000 e-mails per day. We were also selected to deliver the federal health and human services community-based testing centers, or results center. Under this contract, Maximus provides COVID-19 test results to patients that are tested at various federal testing centers across the nation. Our team did an astounding job in solutioning a turnkey contact center in less than six days which has since seen enormous growth. The contract launched with 260 call center agents making outbound calls to patients to deliver test results from 47 emergency testing facilities across the U.S. Today, a team of more than 2,000 agents now contacts 10,000 individuals per day and provides real-time geo-mapping of COVID-19 test results to the U.S. Department of Health and Human Services. Maximus has played a critical role in supporting federal agencies following the CARES Act implementation. Firstly, Maximus supported the IRS to ensure that the economic impact payments were paid in a timely manner, while continuing our normal tax season support. Secondly, as you may be aware, Maximus operates the debt management project at Federal Student Aid. The Act temporarily waived payment on student loans during the pandemic. Within 10 days of this waiver, Maximus sent more than 2 million letters to student loan holders and made system changes to support the waivers. On the state level, we've partnered with the California Department of Public Health to answer phone calls from state residents and provide basic general non-medical information about COVID-19. We’re in the process of working to potentially expand our offerings to include digital channels such as webchat to further engage and support California residents. Importantly, this project is using an entirely work-from-home model, protecting our staff and helping employ residents who may have experienced job loss during the crisis. Since mid-April, Maximus has been providing New York state with dedicated COVID-19 support, including ramping up the states’ COVID-19 hotline to screen and schedule tests for New Yorkers, as well as helping the state manage outbound calls to reach healthcare workers to volunteer to help with the COVID-19 crisis. Our call center representatives have managed to successfully connect more than 30,000 New Yorkers to critical COVID-19 testing resources and obtained more than 14,500 responses from healthcare workers through surveys. Just last week, we won our first state contract in Indiana to centralize contact tracing for Hoosiers who test positive for COVID-19. We’ll hire and train an estimated 500 people under the supervision of Indiana State Department of Health epidemiologists. The remote call center is anticipated to be operational by May 11 and will support individuals at least through the end of the year, if not longer, dependent upon the pandemic needs of the state and its citizens. Our Canadian team also quickly adapted and in only two days launched a COVID-19 information line for our British Columbia provincial government client. Those team members answer important questions about testing locations, employment concerns, quarantine non-compliance reports, and the like. Corrected Transcript  Page 7 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   Across the globe, unemployment benefit claims have skyrocketed. As of May 1, more than 30 million people in the United States filed claims triggered by the COVID-19 pandemic. This forewarns of more downstream implications to governments at all levels. Safety-net programs like Medicaid, SNAP, and others are expected to face similar surges in applications. Government programs face staffing, process, and system challenges in meeting the demand. Governments also face the daunting task of governing under a new normal, enabling citizens to return safely to normal life under the continuing threat of new outbreaks and the consequences of a damaged economy. Maximus has rapidly responded to meet the immediate demand for information and application assistance while positioning to provide longer-term services as the economy recovers. Let me give you a few examples of new work with compressed timescales that we have met with our response. In only eight days, we launched a contact center to support the District of Columbia Office of Unemployment Compensation. In North Carolina, we launched a new project to support questions pertaining to the unemployment insurance program. This was done in less than a week to support the Division of Economic Security and has rapidly scaled to 18,000 agents. We're also doing similar work in Arkansas, Rhode Island, and Vermont, responding to frequently asked questions and assisting residents with their unemployment applications. Across the country, other team members continue to support our health and human services clients, ensuring vitally important services are delivered to the public. Moving on to new awards and pipeline. Our reported numbers reflect the status as of March 31, and much has changed since then. Before I address some of these dynamics, I'll briefly cover the awards in the pipeline at March 31. For the second quarter of fiscal year 2020, signed awards were $729.8 million of total contract value at March 31. Further, at March 31, there were another $215.8 million worth of contracts that had been awarded but not yet signed. Let's turn our attention to our pipeline of addressable sales opportunities. Our total contract value pipeline at March 31 was $29.2 billion compared to $30.6 billion reported in the first quarter of FY20. Of our total pipeline of sales opportunities, 65.7% represents new work. In regards to pipeline dynamics, we cannot accurately predict the pattern this pandemic may follow, nor the timing and form of the recovery. Certain clients impacted by COVID-19 are making awards in record time and relying heavily on existing contract relationships and trusted partners like Maximus. This comes, in some cases, at the cost of delaying other prior procurements that were in process. In other instances, particularly in federal, agencies not impacted significantly by the pandemic have stuck closely to procurement schedules. Therefore, it's important to put all of this in context. While we're excited about the new work, many of the new COVID-related programs are expected to be temporary but provide flexibility to scale and extend services as circumstances warrant. We also must be mindful that many of our government clients will likely face budgetary pressures as a result of a pandemic-driven economic recession. While we’re cautiously optimistic, it's difficult to predict what impact these events may have on erosion, timing on new work, and simply getting some of our operations back to somewhat of a normal cadence. The updated guidance, of course, incorporates all of these dynamics based on what we know today. We actively manage a portfolio of work and have earned a reputation as a trusted, long-term partner, all of which enables us to adapt to changing economic times. Corrected Transcript  Page 8 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   I've been inspired by the dedication, selflessness, and resilience seen across our business in recent weeks. The resilience of our business funnel has also been impressive, and of our employees, even more so. As Rick mentioned, one of the most inspiring stories comes from our colleagues in the United Kingdom, where we're in the process of deploying nearly a thousand volunteer doctors, nurses, and other clinicians to the NHS to provide vital support on the frontline. Dr. Paul Williams, Division President of Maximus U.K., volunteered to serve along with our team members. In addition, non-clinical colleagues are preparing for redeployment in support of the national effort. This represents the true heart of Maximus and our more than 35,0000 employees around the world. It has been remarkable to witness how our colleagues are coming together to support the global effort against this pandemic. The safety and wellbeing of our employees will continue to remain our top priority. Governments are also planning for the time when, as we emerge from this crisis, our core capabilities in finding jobs for the unemployed, ensuring access to healthcare, and administering critical safety-net programs will be needed more than ever. The world will be a different place, for sure, but so will the need for services and how they’re delivered. The work we've done in helping clients innovate, scale, and still meet citizens' needs will be a game changer. New opportunities will also emerge and we are well-positioned to respond. With that, we'll open up the line for Q&A. Operator. Operator Thank you. As a reminder, to ask a question, you’ll need to press star, one on your telephone, and to withdraw your question, press the pound or hash key. Please limit yourself to one initial question, with one follow-up. Our first question is from Charles Strauzer with CJS Securities. Your line is open. Brendan Popson Good morning, guys. This is Brendan on for Charlie. I wanted to ask, you've had a lot of great color on what's going on with COVID-19, not only affecting operations but also opportunities as well. Just wondering, is there any way you can quantify the benefit from it in this quarter you just reported? Then anyway you can talk about how it affects your guidance that you've reinstated, and could you quantify that? Bruce Caswell Hey, Brendan, it's Bruce. Good morning and thanks for the question. I'll begin and then I'll turn it over to Rick to answer the second part of your question. I can share with you that, as of two days ago, we've added approximately $140 million of signed and unsigned awards for COVID-19-related work across all three of our business segments. We gave a little bit of color on that in the call by talking about some of the work, for example, that we picked up in Canada and of course in the Federal segment and in the U.S. Health and Human Services segment, particularly as it relates to the contact tracing work and unemployment insurance work. That's all subsequent to the March 31 reporting period. We view the work to be generally short-term in nature, and at the same time, because it's such a fluid environment, I literally need to say, as of two days ago, because we're very active in terms of inbound proposal activity and procurement activities as states continue to work to put the programs in place that they need to return to normal and address these immediate needs. Corrected Transcript  Page 9 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   I will also say that in doing this we established relationships with new customers. Those new customers can include state public health departments, they can include State Departments of Employment Security. While we intend to support them fully during this short-term need, it allows us to also be able to be a trusted vendor to turn to as those needs could develop into longer-term needs. It is very dynamic, potentially fluid. But the $140 million total contract value is the signed and unsigned awards since the close of the quarter. Rick, would you like to add anything further to that? Richard Nadeau Sure. Brendan, our goal in reinstating the guidance today was to provide investors with a view of our current expectation based on assumptions that we made when we were completing our planning for the remainder of the year. It represents our best assessment at that time as of today. We could get further erosion due to COVID, which would drag us down toward the lower end of guidance. Conversely, increased COVID-19 related work would push us up toward the upper end of the guidance. I want to make sure I caution you though, there's more than a normal level of uncertainty at this time. That uncertainty could result in greater variability than we've experienced in the past few years, but we're seeing positive signs in some of the COVID pipeline, as Bruce indicated. Brendan Popson Great. Thank you. Then I have one follow-up. I guess how it relates to outside the U.S., obviously you had to write-down U.K. and Australia which makes sense, being triggered given the employment environment. At the same time though, there's clearly going to be an opportunity down the road for reemployment and welfare-to-work kind of stuff. I guess, how do you feel about those businesses outside the U.S. and within the U.S. as well? Obviously, that's not something might see this next quarter, but what are you thinking over the next couple of years about how those are positioned? Thank you. Bruce Caswell Great question, Brendan. Actually, I think you've read the situation correctly. We've always said that we believe that these businesses, when you frame it, 50% of our business outside the U.S. is in employment services, and we view it to be a counter-cyclical business. As you've said, we're on the down cycle of that, with folks losing their jobs and no longer able to be sustained in their employment, and hence the impact on sustainment payments under existing contracts. But by definition, these contracts are volume-based in their nature, and as the volumes come back into the system, they tend to perform well. I'd comment on a couple of things. First, I think we're very well positioned in countries like the United Kingdom and Australia to capitalize as the volumes return into those systems. It's predicated, of course, on the economies turning around and the pace of the recovery. Rick, I think, rightly cautioned in his remarks that we can't predict at this time what the shape and the timing of their recovery will look like. In addition to that, Rick also noted that some of our U.K. employment services contracts have been transitioned into a cost recovery type arrangement, so that we can continue to keep our staff on board. It's important to government that we do that so that we've got the staff in place and the program ready as people come back into those programs. Another thing that's probably worth noting is that in the period immediately preceding COVID-19, we were at such a state of nearly full employment that many of these programs were designed really Corrected Transcript  Page 10 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   more to serve the hardest to serve population, folks with chronic issues that have prevented their employment for years, and we've spoken about that on prior calls. Governments now are saying, how do we need to modify the structure of these employment services programs to really address the newly unemployed, the more mainstream unemployed, and what resources need to be in place, whether they're digital services or other types of services to support that population? You can imagine we're spending time not just with industry partners through trade associations and so forth, but also directly with our customers and the commissioners of these programs to work with them to figure out what the best model will be, how to deliver those new programs at scale to meet the needs of the newly unemployed in the aftermath of this current outbreak. Lisa Miles Thanks. The next question, please. Operator The next question is from Dave Styblo with Jefferies. Your line is open. Dave Styblo Hi there. Good morning and thanks for the questions. I wanted to inquire a little bit more about the bridge on the dollar EPS reduction to guidance. I don't think I fully understand all the moving parts there. Hopefully you can fill in a couple of blanks there. I think the $0.28 is pretty clear for the welfare-to-work right down. I think the prior guidance maybe contemplated some of the wildfires in Australia, so call that maybe $0.40. Then I know you're picking up a little bit of revenue from the census contract and some of the other new work. But what is the other large gap in there that’s a plug towards EPS being down a dollar? Is that really related to the U.K. HAAS contract, or some other elements of business maybe perhaps shifting to a cost model instead of a performance model? Bruce Caswell Hey, Dave, it's Bruce. Thanks for the question. I'll start and then I'll ask Rick to add any further color. It almost goes without saying that it's impossible to predict how the year would have developed. As we finished the first quarter, we thought we had more signs that were pointing toward the bottom end of the prior guidance range, but there were also opportunities in the hopper. It's difficult to sit here and speculate as to how the—what erosion we would've seen had things played out without COVID, how the new work awards that I mentioned would have looked like. The reality is really at the midway point of our fiscal year, we have gone on to a completely different vector than what we anticipated. I'll just add, as further color. I've been amazed at the resilience of our business model and at the ability to pivot to the work-from-home arrangement, in many instances, that we talked about in our prepared remarks, and our ability to actually work with our customers to gain their permission to do that. You could have seen certainly much more of a disruptive moment in terms of trying to meet demand that remained consistent. If anything, this has become a more demand simulative environment in the near-term for us. Now, we're resetting and the makeup of deals in our pipeline and the near-term field of vision that we have has changed. Some opportunities being pushed out, other opportunities, as we've discussed, developing literally overnight. The response times that we've seen as RFPs have come through the pipeline have been, in many instances, like 48 hours. We're seeing both of those dynamics, but I'll turn it over to Rick to add any further color addressing that bridge as you've requested. Corrected Transcript  Page 11 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   Richard Nadeau Sure, Dave. As I said in my prepared comments, the most impact that we've had is in the O.U.S. segment. The welfare-to-work contracts that we've talked about, that $24 million was a write down of revenue that we had recorded based on our expectations of how much future outcomes payments we would actually collect. We do expect to continue to have revenue impact from COVID-19 in those welfare-to-work contracts in Q3 and then to a lesser extent in Q4. You’re right, HAAS is also impacted. We're not doing face-to-face assessments on HAAS at this time, and I did talk about the secondment that will occur, but I think that the revenue and the profit level on HAAS will be negatively impacted. Dave Styblo Okay. That's a big part of the $0.60 delta that’s not explained for, I guess. Richard Nadeau Do you have a follow-up? Dave Styblo I do. Comments on M&A, appreciate that, and the capital position line to preserve capital. It sounds like you're still open to some smaller assets that would either, I suspect, enhance capabilities or expand geographic coverage. I just wanted to get a sense of, have some opportunities come up and might have COVID, where perhaps some other smaller companies are having trouble weathering the storm and has presented some opportunities for you guys to take a closer look at those, or is there anything new in the pipeline that we should be thinking about, again, in light of the COVID conditions? Bruce Caswell Good question, Dave. The short answer is yes in terms of opportunities. As Rick said, we continue to look at really tuck-in type acquisitions and I thought it might be helpful to maybe give you a better sense of the criteria that are used to evaluate them. As we think about a tuck-in, we generally say it needs to meet criteria including, number one, being closely aligned with our current business. It's really no more than one adjacency away. Number two, it has to be available at a reasonable price and under agreeable terms. You're right in saying that in this current environment there certainly are smaller businesses that are having more of a struggle and that can create opportunities for us to add capabilities. It's not just here in the United States, but even overseas. Number three, the third criteria. We don't want any tuck-in to create significant transaction or integration risk, or effort or expense for us. We've historically executed these tuck-ins really in all economic conditions, including now, in a tactical manner to position the Company for anticipated growth in new business areas, to add capabilities, to position ourselves in a new geography, generally where time is of the essence and we don't have the either capability or timing to create that capability or presence organically. Historically, our tuck-ins have been under about $50 million in purchase price, and many of those have been in the $5 million to $15 million range. But I'll turn it over to Rick and he can add a little bit more color on that. Richard Nadeau Yes, Dave. Size does impact whether or not something’s a tuck-in, but I didn't want that—I think Bruce’s answer’s good from the standpoint that we don't want that to give you the impression that's Corrected Transcript  Page 12 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   the only item. I could see a $75 million revenue company actually meeting the tuck-in criteria. I could also see a $40 million company or some that's even smaller not meeting that criteria. It really goes back to looking at all of the factors that Bruce looked at. Dave Styblo Great. Thanks. Lisa Miles Thanks, Dave. Bruce Caswell Yes. Lisa Miles Next question, please. Operator Again, just as a reminder, please press star, one if you'd like to ask a question. The next question is from Donald Hooker with KeyBanc. Your line is open. Donald Hooker Great. Thank you for the question. Good morning. Wanted to hop back on this outside the U.S. thematic here. Obviously, there is this write-down in the quarter as we go forward. Can you maybe provide some visibility, perhaps longer term, in terms of how these contracts might be structured and what the right operating margin for you guys is in those contracts going forward? We can think about a ramp back up over the next several years to a target operating margin in that segment. Bruce Caswell Well, I'll begin and then turn it over to Rick for that. These contracts are performance-based contracts in their nature. As the volumes come through, I don't anticipate, at least in one of the geographies, a significant change in contract structure. One question, however, that we've had for the commissioners in that geography is, would they consider shifting the budget allocation away from what historically has been 30% upfront and 70% performance-based, more toward—if we think about after the last recession, the structure in that contract was more 50%/50%. That's important when you start considering that you could see a W-shaped recovery because you could get into a situation where you've been paid your 30% to play cases and you're getting that fixed payment, and then we find ourselves in some cases back where we are, where, with the W-shaped recovery, you have another downturn. The folks that have been placed into positions are unable to sustain them and then you’re back at it again. I think shifting the allocation more away from 30%/70% to something closer to what we saw historically, 50%/50%, would be an example of a conversation that we'd want to have with a contracting authority about what form a contract like this should take going forward. With that as the premise, I think that we feel good if we're seeing operating income margins for the outside U.S. employment services business in what we would characterize as the historical Company target operating margins of 10% to 15%. We've looked hard at the—and Rick's team's done a great job of looking at the historical performance of those businesses going back 10 years, and you can see situations where they function well within that range, and in some instances, above Corrected Transcript  Page 13 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   that. When you normalize for contract structure, as I've indicated in the beginning of my remarks, it's very plausible that you could see that. As I mentioned, it's a very live topic right now because the commissioners of these programs are taking feedback not just from us but from other industry participants on what shape these contracts need to take, especially where, in some places like the United Kingdom, they've drifted far toward serving the most hard to serve and difficult to place population. That's not what we're talking about now. Rick, would you like to add anything further? Richard Nadeau Yes. Sure. I think that Bruce made most of the points that I wanted to make on that topic, but it really is too early to make a complete determination. But revenue and margin should improve in this new environment created by the COVID-19 pandemic, given our tendency in this area to be counter cyclical. But I did want to emphasize something that Bruce said before. We are already positioned well in the U.K. and Australia to capitalize as our contracts are volumes-based and the volume of transactions should increase. Yes, you're right. I've been saying all along that we're not satisfied with the O.U.S. margins or outside the U.S. margins, but this coronavirus changes our outlook with respect to those businesses, and we do want all of our segments to deliver between 10% and 15%. Donald Hooker Okay. Then my follow-up question would be, when I look at the sales pipeline with all the ebbs and flows and all the disorientation around the current environment, what is—how much of that sales pipeline—what should we assume a win-rate would be against that sales pipeline at this point? I know you guys have expanded into new areas and there's new opportunities emerging around COVID-19. What is the $29 billion plus of sales pipeline? What is the conversion rate of that? Bruce Caswell I'll begin again, and as we have, we're going to tag team this one. There's really two components that you have to think about, and they are not numbers that we have historically disclosed in any detail. One is what we call the adjudication rate, so of the pipeline that's in front of you, what percentage of it actually ultimately is adjudicated to some form of outcome, a win or loss or what have you? Then the second component is, of course, the win rate. I think it is fair to say that in an environment when you are expanding into new agencies with new customers, we've spoken about this before in terms of the efforts in the federal business, to expand our footprint with new agencies and customers, you're not going to see what you would customarily see in industry win rates and having been in this business for 30 years, we've customarily said, "Well, if your new work win rate is in the 30% range, you are really doing well." I think 20% to 25% is a great win rate blended between new customers and existing customers, and certainly maybe a little lower depending on how far you are reaching into new places. But Rich, how would you…? Richard Nadeau Yes. That's a great answer. I would want to emphasize beside the point that it is a pipeline of opportunities. When we look at them, we don't get everything that's in that pipeline. We want to make sure that we chase things in a smart way and that we spend our B&P, our bid and proposal money, wisely. If we're looking at a program that has a good formidable incumbent competitor, we Corrected Transcript  Page 14 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   might decide—we look at it, we might decide not to bid it because that would be wasteful of our B&P dollars and we'll save them for a situation where we have a better chance of a win. I’d want to make sure it's not just the win rate, that you need to apply the factor against that pipeline. Donald Hooker Thank you. Lisa Miles Next question, please. Operator Again, just a reminder, star, one if you’d like to ask a question. Our next question is from Jamie Stockton with Wells Fargo. Your line is open. Jamie Stockton Hi. Good morning. Thanks for taking my questions. I guess maybe the first one is just about the IT shortage comments, and in general, are you where you need to be today, and if you're not, when do you think you'll get there? Bruce Caswell Hi, Jamie. It's Bruce. Thanks for the question. It's an interesting dynamic because there is a couple of things. First of all, there's the supply that we need to continue to move a greater portion of our workforce to work from home. Then there is, let's call it business as usual supply, that we need because we're coming into, for example, the open enrollment season. Let me give you just a little bit of color on where we stand currently. From a work from home perspective, currently we've got 45% of our U.S. employees working from home. Another 45% are working on-site, practicing social distancing, wearing face masks and so forth, as we've discussed, and the balance are on leave. It's important to note that there are some contracts in the U.S. portfolio where working from home is not possible. We've had to implement, as we've, I think, mentioned here, creative policies like shift schedules or individuals stay home for a period and then they come into the office and switch with colleagues who have been working during that period. We've been able to do that while maintaining service levels on some pretty mission critical contracts for our customers and earned accolades from our customers in the process. You have 45% in the U.S. working from home, 45% not, that's 90%. The balance then are on leave for COVID-19 related qualifying conditions, which doesn't mean that they're all sick, but the conditions can include needing, for example, to provide childcare where they have no alternative, caring for a sick family member and so forth. Outside the U.S. there have been different regional responses, as you can imagine. Approximately 76% of our workforce is working from home outside the U.S. But there are examples as well where working from home is not possible. In Australia, for example, our Australian colleagues have to maintain a safe level of storefront operations to serve job seekers and individuals who now come through the public assistance phase of this and now are going to be coming into the employment schemes that we operate. As long as we can continue to do that, you're going to have a portion of that workforce that has to be in the offices. Corrected Transcript  Page 15 of 16

MAXIMUS Fiscal 2020 Second Quarter Conference Call May 7, 2020   The IT supply has mostly been machines. We have, for a number of reasons, not adopted a significant BYOD policy. We prefer to have employees use a standard image and securely connect through, in any instances where possible, to a remote workspace environment. We've been using Amazon WorkSpaces, as I mentioned, and that way we can protect critical PHI, PII, and other information. Surprisingly, also, there's been a shortage of headsets. Obviously when you are in a contact center business, that's one of the hardest things to solution. But we're working through it. We're not exactly where we need to be, but we're making progress, and we're also mindful of the fact that as we transition to open enrollment, we're equally focused on the production and delivery estimates that we're getting from our suppliers to make sure that as we ramp up, we have adequate capacity. In fact, I think that we may see a need for greater capacity during this upcoming open enrollment period due to the pandemic itself driving greater volumes. Jamie Stockton Okay. That's great. Then maybe my follow-up. I look at the OPEX for U.S. Health and Human Services, it was up a decent amount sequentially. Should we think about that as a new normal or were there elevated costs there related to COVID or something else that could allow that to come down incrementally? Bruce Caswell Jamie, I'm going to add one more thing to the prior answer and then ask Rick to answer this one that you've just asked. I did want to note that we have an essential services designation from the federal government, which does help us get closer to the front of the line when it comes to meeting the IT demands that we have with our suppliers. Then I will turn it over to Rick. Richard Nadeau Yes. Two things in there. U.S. Health and Human Services segment had an increase in their receivable reserves, some of that due to payment concerns with respect to the COVID-19 pandemic. We went through all of our receivables and looked at them very carefully and made some assessments based on what we were seeing at that particular point with respect to collectability, and we did have a billing dispute with one of our customers and that receivable is reserved and we are seeing some incremental costs with respect to the COVID-19 pandemic. Remember that the U.S. Health and Human Services segment is primarily performance-based contracts. When we have those incremental costs, they will fall to the bottom line as opposed to the U.S. federal segment which is much more of a cost-plus type of environment. When we have incremental costs, those costs, as long as they are reasonable, are collectable under our contract. Yes, we did have an increase there, but it was primarily COVID-related plus that billing dispute I described. Lisa Miles Thank you. Next question, please. Operator I'm showing no further questions at this time. With that, ladies and gentlemen, this will conclude today's conference call. Thank you for participating and you may now disconnect. Corrected Transcript  Page 16 of 16